Exhibit 3.1

AMENDED & RESTATED CERTIFICATE OF INCORPORATION

OF

LONESTAR RESOURCES US INC.

LONESTAR RESOURCES US INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

(1) The name of the Corporation is LONESTAR RESOURCES US INC. (the “Corporation”). The Corporation was originally incorporated by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on December 16, 2015 (the “Incorporation Date”), which was amended on December 22, 2016 and May 24, 2017, (as amended, the “Original Certificate of Incorporation”).

(2) This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance with Sections 242, 245 and 303 of the Delaware General Corporation Law, as amended (the “DGCL”), and pursuant to the authority granted to the Corporation under Section 303 of the DGCL and the Joint Prepackaged Plan of Reorganization for Lonestar Resources US Inc. and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code, as confirmed by that certain order of the United States Bankruptcy Court for the Southern District of Texas, Houston Division entered on November 12, 2020 (as confirmed, including any amendments and supplements thereto, the “Plan of Reorganization”), in In re: Lonestar Resources US Inc., et al., Docket No. 20-34805, under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. Sections 101-1330), as amended (the “Bankruptcy Code”).

(3) The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is LONESTAR RESOURCES US INC.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

AUTHORIZED STOCK; CERTAIN DEFINITIONS

The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares, consisting of ninety million (90,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), and ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

The description of the Common Stock and the Preferred Stock of the Corporation, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same, are as hereinafter in this Article IV set forth:

SECTION A

COMMON STOCK

1. Voting Rights.

Holders of Common Stock shall be entitled to one vote for each share of such stock held on all matters that may be submitted to a vote of stockholders of the Corporation. Except as otherwise expressly provided in this Certificate of Incorporation and subject to the rights granted to any Preferred Stock, the approval of all matters submitted for a vote of the stockholders of the Corporation shall require, in addition to any other vote required by law, a majority of the votes cast by the holders of shares of Common Stock voted on such matters, either in person or represented by proxy. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question, the “Bylaws”) and applicable law on all matters submitted for a vote of the stockholders of the Corporation.

2. Dividends Generally.

Subject to the rights granted to any Preferred Stock, the holders of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the board of directors of the Corporation (the “Board of Directors”) at any time and from time to time out of any assets or funds of the Corporation legally available therefor.

3. Liquidation and Dissolution.

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of Common Stock shall share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other person or persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 3.

SECTION B

PREFERRED STOCK

The Preferred Stock may be issued in one or more series from time to time, with such powers, designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations or restrictions, as shall be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors in accordance with this Section B (a “Preferred Stock Designation”). The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which shall be filed with the Secretary of State of the State of Delaware as required by the DGCL), shall, without limitation of the foregoing, be authorized to fix the following with respect to such series of Preferred Stock:

(i)

the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased from time to time, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

(ii)

the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on stock of such series shall be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

(iii)

the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

(iv)

the right, if any, of the holders of such series to convert or exchange such shares into or for other classes or series of a class of stock or indebtedness of the Corporation or of another person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

(v)	the voting powers, if any, of the holders of such series;

(vi)	the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

(vii)	any other relative rights, powers, preferences and limitations, if any, of such series.

The Board of Directors is hereby expressly authorized, subject to Article VIII of this Certificate of Incorporation, to exercise its authority with respect to fixing and designating various series of the Preferred Stock and determining the relative rights, powers, designations, qualifications, limitations, restrictions and preferences, if any, thereof to the full extent permitted by applicable law, subject to any stockholder vote that may be required by this Certificate of

Incorporation or the DGCL. All shares of any one series of the Preferred Stock shall be alike in every particular. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the DGCL. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof shall be required for any amendment to this Certificate of Incorporation that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).

Except as may be provided in a Preferred Stock Designation or required by the DGCL, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

SECTION C

NON-VOTING EQUITY SECURITIES

The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code as in effect on the effective date of the Plan of Reorganization (the “Effective Date”); provided that the foregoing restriction (i) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, (ii) shall not have any further force or effect beyond that required under Section 1123(a)(6), and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

SECTION D

CERTAIN DEFINITIONS

As used in this Certificate of Incorporation, the following terms shall have the meanings set forth below:

i. “Affiliate” means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment manager or investment advisor to which is such person or its Affiliate). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

ii. “beneficially own” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

iii. “Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in the States of Delaware or New York are authorized or required by law to be closed for business.

iv. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

v. “New Equity Securities” means any and all (A) shares of Common Stock, Preferred Stock or other equity securities of the Corporation, (B) equity securities of any subsidiary of the Corporation, (C) securities exchangeable into, or convertible or exercisable for, shares or securities of a type specified in clause (A) or (B), and (D) options, warrants or other rights to acquire securities of a type specified in clause (A) or (B), in each case other than as issued (1) to employees, officers, directors or consultants pursuant to any equity-based compensation or incentive plan approved by the Board of Directors or provided for under the Plan of Reorganization, and securities issued or issuable upon exercise or conversion of such options, warrants, convertible securities or other rights, (2) in connection with a stock split, payment of dividends or any similar recapitalization, reclassification, distribution, exchange or readjustment of shares approved by the Board of Directors, (3) pursuant to the Plan of Reorganization, (4) as merger or purchase price consideration in any business combination, consolidation, merger or acquisition transaction or joint venture involving the Corporation or any of its subsidiaries that is approved by the Board of Directors, (5) upon the conversion or exercise of securities convertible or exercisable for shares or securities of the type specified in clause (A) or (B), (6) as a bona fide “equity kicker” issued to one or more third party lenders to whom the Corporation or one or more of its subsidiaries is becoming indebted in connection with the incurrence of any bona fide indebtedness for borrowed money approved by the Board of Directors, provided that the aggregate amount issued with respect to all such issuances is less than 5.0% of the then-outstanding shares of Common Stock or (7) in a Qualified Public Offering.

vi. “person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

vii. “Public Offering” means (A) a bona fide, marketed underwritten public offering of Common Stock after the closing of which the Common Stock is listed or quoted on the New York Stock Exchange, the NASDAQ Stock Market or any other national securities exchange or (B) a “direct listing” of the Common Stock on any such exchange.

viii. “Qualified Public Offering” means (A) a bona fide, marketed underwritten public offering of Common Stock after the closing of which the Common Stock is listed or quoted on the New York Stock Exchange, the NASDAQ Stock Market or any other national securities exchange or (B) a “direct listing” of the Common Stock on any such exchange, in the case of clause (A) which satisfies at least one of the following two criteria: (i) the gross cash proceeds of such offering exceed fifty million dollars ($50,000,000) or (ii) at least twenty percent (20%) of the outstanding shares of Common Stock shall have been issued or sold to the public in such offering.

ix. “Securities Act” means the Securities Act of 1933, as amended.

x. “Significant Stockholder” means, as of the applicable reference date: (a) each member of the Ad Hoc Noteholders Group (as defined in the Plan of Reorganization), so long as such Stockholder who was a member of the Ad Hoc Noteholders Group holds either at least (i) 5% of the outstanding Common Stock, or (ii) 50% of the shares of Common Stock held by such member as of the Effective Date, or (b) any other holder of at least 5% of the outstanding Common Stock.

xi. “Transfer” means any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Common Stock (including (x) the granting of any option or entering into any agreement for the future sale, transfer or other disposition of Common Stock, or (y) the sale, transfer, assignment or other disposition of any securities or rights convertible into, or exchangeable or exercisable for, Common Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise, including by recapitalization, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise. Notwithstanding the foregoing, the following transactions shall not constitute a Transfer of Common Stock for purposes of this Certificate of Incorporation: (i) the issuance, sale or other Transfer of publicly traded equity securities in any Person that is a holder or the direct or indirect parent of a holder (for purposes hereof, “publicly traded equity interests” means equity interests of a class that is registered under Section 12(b) or 12(g) of the Securities Act and is actively traded on a national securities exchange or any of the OTC markets), and (ii) any transaction in which a holder lends or borrows any shares of Common Stock to or from brokers, banks, or other financial institutions for the purpose of effecting margin transactions, or pledges or otherwise encumbers shares of Common Stock in connection with such holder’s internal financing arrangements, in any case in the ordinary course of such holder’s business; provided, however, that any redemption or foreclosure (including the retention of shares of Common Stock in satisfaction of any obligations) on shares of Common Stock by any such broker, bank or other financial institution shall be deemed a Transfer of shares of Common Stock for purposes of this Certificate of Incorporation. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

xii. “Whole Board” shall mean, at any time, the total number of authorized directors of the Corporation at such time, whether or not any vacancies then exist on the Board of Directors.

SECTION E

PREEMPTIVE RIGHTS

1.

The Corporation shall grant to each stockholder that is a Significant Stockholder as of the close of business on the record date established by the Board of Directors (each such stockholder, a “Preemptive Rightsholder”), which record date shall not be more than ten (10) Business Days prior to the Corporation’s delivery of the Issuance Notice, the right to purchase, on the terms and conditions set forth in this Section E, up to such stockholder’s pro rata portion (based on the number of shares of Common Stock beneficially owned by such stockholder as of the close of business on such record date, as a percentage of the total number of then-outstanding shares of Common Stock) of any New Equity Securities that the Corporation or any of its subsidiaries proposes to sell or issue for cash at any time and from time to time after the date hereof, other than pursuant to a Public Offering. The rights of Preemptive Rightsholders to purchase New Equity Securities pursuant to this Section E (the “Equity Purchase Right”) shall apply at the time of issuance of any option, warrant, right or other convertible or exchangeable security that constitutes a New Equity Security, and not to any subsequent conversion, exchange or exercise of such New Equity Security in accordance with its terms.

2.

The Corporation shall give each Preemptive Rightsholder written notice of any proposed issuance or sale of New Equity Securities that is subject to the Equity Purchase Right at least five (5) Business Days prior to the proposed issuance or sale. Such notice (an “Issuance Notice”) shall set forth the material terms and conditions of the proposed transaction, including the proposed manner of issuance or sale, a description of the New Equity Securities, the total number of New Equity Securities proposed to be issued or sold in the transaction giving rise to the Equity Purchase Right, the proposed issuance or sale date, the proposed purchase price per share, and (if known) the name and address of the proposed purchaser(s) of the New Equity Securities.

3.

At any time during the ten (10) Business Days following receipt of an Issuance Notice, each Preemptive Rightsholder shall have the right, but not the obligation, to irrevocably elect, by written notice to the Corporation, to purchase such Preemptive Rightsholder’s pro rata portion of the New Equity Securities at the purchase price set forth in such Issuance Notice and upon the other terms and conditions specified in such Issuance Notice; provided that no Preemptive Rightsholder shall be obligated (or permitted without the Corporation’s consent) to purchase any New Equity Securities pursuant to this Section E unless all required regulatory approvals, if any, applicable to such purchase have been obtained. Except as provided in the next sentence, the purchase of New Equity Securities by the electing Preemptive Rightsholders shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of the purchase of New Equity Securities by any electing Preemptive Rightsholder may be extended beyond the closing of the transaction described in the Issuance Notice, to the extent necessary to (i) obtain required approvals of governmental authorities and other required regulatory approvals which such Preemptive Rightsholder shall be diligently pursuing in good faith (and the Corporation shall use its commercially reasonable efforts to obtain any approvals required to be obtained by it; provided that the Corporation shall not be required to incur any material out-of-pocket unreimbursed expenses in connection therewith) and (ii) permit such Preemptive Rightsholder to complete its internal capital call process following receipt of the Issuance Notice; provided that the approval of the Board of Directors shall be required to extend any such closing of the purchase by an electing Preemptive Rightsholder beyond the date that is thirty (30) days after delivery of the applicable Issuance Notice. Notwithstanding anything to the contrary contained herein, in the event that the closing of any purchase of New Equity Securities by any Preemptive Rightsholder is extended pursuant to this paragraph 4, such extension shall not preclude the consummation of the issuance or sale of the remaining New Equity Securities described in the Issuance Notice from occurring prior to such closing.

4.

To the extent that one or more Preemptive Rightsholders does not fully and timely exercise its Equity Purchase Rights, in accordance with the terms and conditions set forth in this Section E, or elects to exercise such rights with respect to less than such Preemptive Rightsholder’s pro rata portion of the New Equity Securities (the difference between such Preemptive Rightsholder’s pro rata portion of the New Equity Securities and the number of New Equity Securities for which such Preemptive Rightsholder Holder exercises its preemptive rights under this Section E, the “Excess Shares”), then the Corporation (or the applicable subsidiary) shall offer to sell to the Preemptive Rightsholder(s) that elected to purchase all of their pro rata portions of the New Equity Securities, pro rata and at the same price and on the same terms as those specified in the Issuance Notice, and such Preemptive Rightsholder(s) shall have the right to acquire, all or any portion of such Excess Shares within two (2) Business Days following the expiration of the ten (10) Business Day period specified in Section E.3 by delivering written notice thereof to the Corporation.

5.

Following compliance with the terms and conditions set forth in this Section E, the Corporation (or its applicable subsidiary) shall be free to consummate the proposed issuance or sale in the transaction described in the applicable Issuance Notice of all or any portion of the remaining New Equity Securities that the Preemptive Rightsholders have not elected to purchase, on terms no less favorable to the Corporation than those set forth in the Issuance Notice; provided that (i) such issuance or sale is closed within ninety (90) days after the date the related Issuance Notice was given (provided, however, that if such issuance or sale is subject to regulatory approval, such 90-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event beyond one hundred eighty (180) days after the related Issuance Notice was given) and (ii) the price at which such New Equity Securities are issued and sold must be equal to or higher than the purchase price described in the Issuance Notice. In the event that the Corporation (or its applicable subsidiary) has not sold such New Equity Securities within such ninety (90)-day period (as so extended), the Corporation (or its applicable subsidiary) shall not thereafter issue or sell any New Equity Securities without first again offering such securities to the stockholders entitled to preemptive rights in the manner provided in this Section E.

6.

Except as otherwise determined pursuant to a resolution adopted by the Board of Directors, the rights and obligations set forth in this Section E shall automatically terminate upon, and shall cease to have any force or effect in the event that (i) the Common Stock is listed on a national securities exchange (which, for the avoidance of doubt, does not include an “over-the-counter” system or network) in the United States or (ii) the Corporation consummates a Qualified Public Offering pursuant to an effective registration statement under the Securities Act, other than a registration statement on Form S-4 or Form S-8 or their equivalent.

7.

Notwithstanding anything to the contrary contained herein, the Corporation and/or any of its subsidiaries may issue or sell New Equity Securities to any purchaser (an “Accelerated Buyer”) without first complying with the foregoing provisions of this Section E (an “Accelerated Sale”) if the Board of Directors determines in good faith that it is in the best interests of the Corporation to consummate such issuance or sale without having first complied with such provisions; provided that in connection with any such Accelerated Sale, the Corporation shall give the Preemptive Rightsholders written notice of such Accelerated Sale as promptly as practicable, which notice (an “Accelerated Sale Notice”) shall describe in reasonable detail (a) the material terms and conditions of the Accelerated Sale, including the number or amount and description of the New Equity Securities issued, the issuance or sale date, the purchase price per share, and the name and address of the Accelerated Buyer and (b) the rights of the Preemptive Rightsholders to purchase New Equity Securities, pursuant to the next sentence of this paragraph 7, in connection with such issuance or sale. In the event of any such Accelerated Sale of New Equity Securities, each Preemptive Rightsholder shall have the right, at any time during the ten (10) Business Days following receipt of the Accelerated Sale Notice, to elect to purchase New Equity Securities in an amount equal to all or any part of such Preemptive Rightsholder’s pro rata portion (based upon the number of shares of Common Stock beneficially owned by such Preemptive Rightsholder as of the close of business on the date of the Accelerated Sale Notice as a percentage of the total number of shares of Common Stock then outstanding) of the New Equity Securities issued to the Accelerated Buyer, by delivering written notice of such election to the Corporation, whereupon the Corporation shall give effect to such exercise by either (i) requiring that the Accelerated Buyer sell down a portion of its New Equity Securities, or (ii) issuing additional New Equity Securities to such Preemptive Rightsholder, or a combination of (i) and (ii), so long as such action effectively provides such Preemptive Rightsholder with the same opportunity to hold the same percentage of the total number of New Equity Securities outstanding following the issuance or sale to such Preemptive Rightsholder (and to any other Preemptive Rightsholders exercising the rights granted under this sentence) that such Preemptive Rightsholder would have received had the Corporation complied with the provisions of Sections E.1 through E.6 of this Article IV.]

ARTICLE V

BOARD OF DIRECTORS

SECTION A

NUMBER OF DIRECTORS; INITIAL BOARD

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. As of the Effective Date, the Board of Directors shall consist of five directors who shall initially be the following: Ricky Burnett, Gary D. Packer, Andrei Verona, Eric Long and Frank D. Bracken, III, Chief Executive Officer (such individuals, the “Initial Board”). Each director of the Board of Directors shall hold office until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Subject to the rights of holders of any series of Preferred Stock of the Corporation to elect additional directors under the circumstances set forth in any Preferred Stock Designation, the number of directors may be increased or decreased from time to time pursuant to a resolution adopted by directors representing at least a majority of the Whole Board; provided, however, that the number of directors constituting the Whole Board shall not be less than five or more than eleven.

SECTION B

ELECTION OF DIRECTORS

Subject to the rights of holders of any series of Preferred Stock of the Corporation to elect additional directors under the circumstances set forth in any Preferred Stock Designation, a nominee for director (other than the Initial Board and a nominee to fill a vacancy on the Board of Directors who is submitted for a stockholder vote in accordance with Section D of this Article V) shall be elected to the Board of Directors at a duly called meeting of the stockholders of the Corporation at which a quorum is present by a plurality of the votes cast by holders of shares of Common Stock (and shares of any series of Preferred Stock entitled under a Preferred Stock Designation to vote with the holders of Common Stock in an election of directors) present in person or represented by proxy at such meeting (with “abstentions” and “broker non-votes” not counted as votes cast for this purpose).

There shall not be cumulative voting by stockholders in the election of directors of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SECTION C

REMOVAL OF DIRECTORS

Except as otherwise required by applicable law, and subject to the rights of holders of any series of Preferred Stock set forth in any Preferred Stock Designation, any one or more of the directors may be removed from office, with or without cause, only by a majority of the votes cast by the holders of shares of Common Stock and holders of any series of Preferred Stock entitled to vote with the Common Stock in an election of directors who voted on such matters, either in person or represented by proxy , voting together as a single class; provided that, until the date of the first annual meeting of stockholders to occur after the Effective Date, no director of the Initial Board (other than the Chief Executive Officer) may be removed from office without cause (as defined below), except with the prior written consent of the stockholder(s) who designated such director to such the Initial Board as identified in the Plan of Reorganization. For purposes of this paragraph, “cause” shall mean (i) the director’s conviction or plea of guilty or nolo contendere of a felony involving moral turpitude, (ii) the director’s commission of any material act of dishonesty resulting or intended to result in material personal gain or enrichment of such director at the expense of the Corporation or any of its subsidiaries, (iii) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (iv) the director’s being adjudged legally incompetent by a court of competent jurisdiction or (v) cause for removal otherwise exists under Section 141(k)(1) of the DGCL.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

Subject to the rights of holders of any series of Preferred Stock set forth in any Preferred Stock Designation, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, may be filled only (i) by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director, (ii) by plurality vote of the holders of shares of Common Stock (and shares of any series of Preferred Stock entitled under a Preferred Stock Designation to vote with the holders of Common Stock in an election of directors) present in person or represented by proxy at a duly called meeting of stockholders, or (iii) by written consent of holders of a majority of the shares of Common Stock (and shares of any series of Preferred Stock entitled under a Preferred Stock Designation to vote with the holders of Common Stock in an election of directors). Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term in which the vacancy occurred or to which the new directorship is allocated, and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

No decrease in the number of directors constituting the Whole Board shall shorten the term of any incumbent director, except as may be provided in a Preferred Stock Designation with respect to any additional director elected by the holders of one or more series of Preferred Stock.

SECTION E

COMMITTEES

The Board of Directors shall establish an Audit Committee and a Compensation Committee, each of which shall have and may exercise the powers of the Board of Directors (subject to the limitations set forth in the DGCL) with respect to the matters delegated to it. The Board of Directors may also establish, by resolution passed by a majority of the Whole Board, one or more other committees of the Board of Directors (together with the Audit Committee and the Compensation Committee, each a “Committee”); provided that, the authority of any such Committee shall be limited to making recommendations to the full Board of Directors for their approval (except to the extent the Board of Directors delegates authority to a committee of disinterested directors for which the Board determines that such delegation is appropriate). Each Committee shall consist of such number of directors as shall be set forth in the resolution of the Board of Directors appointing the members of such Committee.

SECTION F

DISQUALIFICATION

A director who, at the time of his or her most recent election or appointment to the Board of Directors, is an officer or employee of the Corporation (other than the Chief Executive Officer) or any subsidiary of the Corporation (an “Employee Director”) shall cease to be qualified to serve as a director and shall tender his or her resignation as director, if such person ceases to be an officer or employee of the Corporation or any one of its subsidiaries, with the disqualification of such director and the effectiveness of such resignation to take place upon the earliest of (i) such director’s cessation of employment, (ii) delivery by such Employee Director to the Corporation, or such subsidiary or subsidiaries, as the case may be, of a notice of resignation of employment or (iii) delivery by the Corporation or one of its subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment. Notwithstanding the foregoing, a majority of the Board of Directors may choose to waive the foregoing disqualification and resignation provisions with respect to any Employee Director and have such Employee Director remain on the Board of Directors.

SECTION G

CHAIRMAN

The initial Chairman of the Board of Directors (the “Chairman”) shall be the individual identified as such in the Plan of Reorganization. Thereafter, the Chairman shall be chosen from among the directors. The Chairman shall be elected at the first meeting of the Board of Directors occurring after the annual meeting of stockholders by the affirmative vote of a majority of the directors then in office. The Chairman shall perform such duties and have such other powers as set forth in the Bylaws or as may be assigned to the Chairman, from time to time, by the Board of Directors. Any vacancy in the position of Chairman may be filled by the affirmative vote of a majority of the total number of directors then in office at any meeting of the Board of Directors.

ARTICLE VI

LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION OF OFFICERS AND DIRECTORS

1. Limitation On Liability.

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

2. Indemnification.

i. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, representative or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including any nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters that antedate the adoption of this Article VI. The Corporation shall be required to indemnify or make advances to a person in connection with a Proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

ii. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any Proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article VI or otherwise.

iii. Primary Indemnitor. The Corporation hereby acknowledges that certain persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all persons and all obligations to indemnify and provide advancement of expenses to persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by such persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors.

iv. Claims. If a claim for indemnification or payment of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, to the extent permitted by law, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

v. Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

vi. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (i) to indemnify or insure the Corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this Article VI; and (ii) to indemnify or insure directors and officers against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VI.

vii. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity.

3. Amendment or Repeal.

Any amendment, modification or repeal of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VII

STOCKHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation (including, without limitation, any Majority Stockholder Approval or Supermajority Stockholder Approval pursuant to Article VIII, Article IX or Article XV) may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a duly called meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL.

ARTICLE VIII

ACTIONS REQUIRING SPECIAL APPROVAL

1. General. Subject to the rights of the holders of any series of Preferred Stock set forth in a Preferred Stock Designation, any amendment or modification to Section E of Article IV (“Preemptive Rights”), Subsection 2 of this Article VIII (“Related Party Transactions”), or Article XII (“Information Rights”) herein shall require the written approval of holders of at least sixty percent (60%) of the total voting power of the then outstanding shares of Common Stock and the outstanding shares of any series of Preferred Stock entitled to vote together with the Common Stock for purposes of such vote under the terms of a Preferred Stock Designation, voting together as a single class (“Majority Stockholder Approval”).

2. Related Party Transactions. The Corporation shall not (and shall not cause or permit any of its subsidiaries to) enter into or consummate a Related Party Transaction unless (A) the Related Party Transaction shall have been approved by Disinterested Director Approval or the unanimous written consent of all Directors then in office and (B) in addition to obtaining the Disinterested Director Approval, if the Related Party Transaction involves total payments or value (as determined by the Board in its good faith business judgment) of more than ten million dollars $10,000,000, the Board of Directors shall have obtained, prior to entering into or consummating such Related Party Transaction, an opinion from a nationally recognized investment banking, accounting, appraisal, advisory or valuation firm concluding that such Related Party Transaction is fair to the Company Entities from a financial point of view, or is on terms at least as favorable as might reasonably have been obtained at such time from a person other than a Related Party; provided that if the Board of Directors in good faith determines that no comparable transaction is available with which to compare such Related Party Transaction or that no such opinion can be obtained with commercially reasonable efforts, no such opinion shall be required, in which case the Disinterested Director Approval must include a determination that the Related Party Transaction is otherwise fair to the Company Entities from a financial point of view. In addition to the requirements of the immediately preceding sentence, if a Related Party Transaction involves any of the following, such transaction must be approved by the affirmative vote of holders of at least sixty percent (60%) of the total voting power of the then outstanding shares of Common Stock and the outstanding shares of any series of Preferred Stock entitled to vote together with the Common Stock for purposes of such vote under the terms of a Preferred Stock Designation, voting together as a single class (“Supermajority Stockholder Approval”):

i. the merger or consolidation of this Corporation with or into any other person or any other business combination involving the Corporation; provided, however, that this clause (i) shall not apply to, and no vote of stockholders of the Corporation shall be required to authorize, any such merger or consolidation that is approved by a majority of the Whole Board and as to which the laws of the State of Delaware, as then in effect, do not require the consent or approval of the Corporation’s stockholders;

ii. the sale, lease or exchange of all, or substantially all, of the assets of the Corporation; provided, however, that this clause (ii) shall not apply to, and no vote of stockholders of the Corporation shall be required to authorize, any such sale, lease or exchange that is approved by a majority of the Whole Board and as to which the laws of the State of Delaware, as then in effect, do not require the consent or approval of the Corporation’s stockholders;

iii. the dissolution of the Corporation; or

iv. any transaction with the Corporation whereby a person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting power of the Corporation.

As used herein:

v. “Company Entity” means the Corporation or any of its subsidiaries.

vi. “Disinterested Director Approval” means, with respect to any Related Party Transaction, the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office who are “disinterested” with respect to the Related Party Transaction and are not otherwise Affiliated with the Related Party to whom the Related Party Transaction relates.

vii. “Related Party” means (i) any person who is an executive officer or a member of the board of directors (or similar governing body) of any Company Entity (or a member of the immediate family of any such person); (ii) any person (other than a Company Entity) of which any person described in clause (i) is a partner, director, executive officer or Affiliate; (iii) any person known to the Corporation to beneficially own, together with its Affiliates, at least 10% of the total then-outstanding shares of Common Stock (or any Affiliate of any such person known to the Corporation); provided that no person that is issued warrants pursuant to the Plan of Reorganization shall be deemed to be a Related Party, whether or not such warrants are exercised for Common Stock, unless such person becomes a beneficial owner of at least 10% of the total then outstanding shares of Common Stock as the result of such person acquiring (x) warrants in addition to those issued to it in the Plan of Reorganization or (y) shares of Common Stock in addition to those issued upon exercise of the warrants issued to it in the Plan of Reorganization; or (iv) any director or executive officer of a person described in clause (iii) (or a member of the immediate family of any such director or executive officer).

viii. “Related Party Transaction” means any transaction, agreement or arrangement (or series of related transactions, agreements or arrangements), between a Company Entity, on the one hand, and a Related Party, on the other hand involving an amount payable to or by any Company Entity greater than $250,000; provided, however, that the following shall not constitute a Related Party Transaction: (i) the purchase of insurance products from national insurance companies for the benefit of the Company Entities in the ordinary course of their business; (ii) the payment of dividends to the Corporation’s stockholders to the extent approved by the Board of Directors; (iii) payments to holders of any indebtedness of any Company Entity on the same basis as concurrent payments made or offered to be made in respect of such indebtedness to non-Related Parties; (iv) the payment of reasonable and customary compensation and fees to, and indemnities provided for the benefit of, and reimbursement of expenses incurred by, officers, directors, or employees of any Company Entity in the ordinary course of its business, in each case, as approved by the Board of Directors; (v) entering into, or the amendment or other modification of, and the performance under, any employment, termination, severance or similar agreement or arrangement, stock option or stock ownership plan, employee benefit plan, indemnification agreement or similar arrangements for directors, officers, or employees of any Company Entity (including the issuance of Common Stock or other equity interests thereunder) which, in each case, are approved by the Board of Directors; (vi) advances and loans to, or reimbursements of, officers, directors, employees or consultants of any Company Entity in an amount up to $100,000 in the aggregate outstanding at any time, in each case, for moving, entertainment and travel expenses or similar business expenses incurred in connection with such individual’s services to the Corporation; (vii) any transaction, agreement or arrangement wholly between or among two or more Company Entities; (viii) the sale or issuance of securities pursuant to the exercise of preemptive rights or in an underwritten offering; (ix) entering into, or the amendment or other modification of, and borrowings under, any revolving credit facility or any related agreements or documents initially entered into on the effective date of the Plan of Reorganization, as each may be amended and/or refinanced, and the exercise of any party’s rights thereunder; and (x) any transaction, agreement or arrangement (or any amendment or modification thereto that is approved by the Board of Directors) contemplated by, or entered into pursuant to, the Plan of Reorganization.

ARTICLE IX

BYLAWS

As of the Effective Date, the Corporation’s Bylaws shall be amended and restated, as of the Effective Date, in accordance with the Plan of Reorganization.

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to amend and repeal the Bylaws; provided that any amendment or repeal of the Bylaws by the Board of Directors (i) shall require the approval of a majority of the Whole Board and (ii) shall be subject to such additional restrictions (which may include, without limitation, majority or supermajority approval by the Board of Directors and/or the Corporation’s stockholders to amend or repeal specifically enumerated provisions), if any, as are set forth in the Bylaws as in effect at such time. Subject to the rights of the holders of any series of Preferred Stock set forth in a Preferred Stock Designation, the stockholders shall also have the power to amend or repeal the Bylaws by Majority Stockholder Approval; provided that any amendment or repeal of the Bylaws by the stockholders shall be subject to such additional restrictions (which may include, without limitation, majority or supermajority approval by the Board of Directors and/or the Corporation’s stockholders to amend or repeal specifically enumerated provisions), if any, as are set forth in the Bylaws as in effect at such time.

ARTICLE X

SECTION 203 OF THE DGCL

The Corporation expressly elects not to be governed by, or subject to, Section 203 of the DGCL.

ARTICLE XI

CERTAIN BUSINESS OPPORTUNITIES

1.

In anticipation that the Corporation and certain of its non-employee directors (the “Non-Employee Directors”) may engage in, and are permitted to have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in, the same or similar activities or lines of business, and in recognition of (a) the benefits to be derived by the Corporation through the continued service of such Non-Employee Directors and (b) the difficulties attendant to any Non-Employee Director, who desires and endeavors fully to satisfy such Non-Employee Director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article XI are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such Non-Employee Directors, and the powers, rights, duties and liabilities of the Corporation and its Non-Employee Directors, other directors and officers, and stockholders in connection therewith.

2.

The Corporation’s Non-Employee Directors shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or its Affiliates or otherwise competing with the Corporation or its Affiliates, and, to the fullest extent permitted by applicable law, Non-Employee Directors of the Corporation shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities. Subject to paragraph 3 of this Article XI, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for a Non-Employee Director to the fullest extent permitted by applicable law. Subject to paragraph 3 of this Article XI, if a Non-Employee Director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, such Non-Employee Director shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to the Corporation.

3.

The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered solely to such Non-Employee Director in his or her capacity as a director of the Corporation, and paragraph 2 of this Article XI shall not apply to any such corporate opportunity.

4.

In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity (i) that the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) that from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) in which the Corporation has no interest or reasonable expectancy.

5.

None of the alteration, amendment, change and repeal of any provision of this Article XI nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE XII

INFORMATION RIGHTS

1. Financial Statements and Periodic Reports. For any period that the Corporation is not obligated to file reports with the Securities and Exchange Commission (the “SEC”) under the Exchange Act (“Public Filing Requirement”), the Corporation shall provide the information identified below in this paragraph 1 to each holder of Common Stock, and shall satisfy such obligation by timely posting all such information (“Information”) to an electronic data room on a secure website or electronic data room to which all holders entitled to receive such information, reports and other materials are given access (the “Data Room”). The Corporation shall also provide access to the Data Room, upon request by any holder entitled to such access, to any Transferee or potential Transferee of shares of Common Stock to whom such holder would be entitled to disclose Information pursuant to this Article XII, provided, that such Transferee or potential Transferee is a Qualified Institutional Buyer or Accredited Investor (or is otherwise acceptable to the Board of Directors, in its reasonable discretion). All information provided by the Corporation to Stockholders pursuant to this Article XII shall be subject to the confidentiality provisions set forth herein:

i. Each holder of Common Stock shall have the right to receive, (i) within ninety (90) days after the end of each fiscal year of the Corporation, consolidated financial statements of the Corporation for such fiscal year (including balance sheets, statements of operations and statements of cash flows), audited by a national accounting firm and prepared in accordance with GAAP, along with a reasonably detailed management’s discussion and analysis, in narrative form, commenting on the audited consolidated financial statements (“MD&A”), and (ii) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Corporation, unaudited condensed consolidated financial statements of the Corporation for such quarter and the year-to-date period and the comparable period of the prior fiscal year (including balance sheets, statements of operations and statements of cash flows), prepared in accordance with GAAP, along with an MD&A with respect thereto. The Corporation shall use its best efforts to continue releasing press releases containing a summary of such information reasonably concurrently with the delivery thereof, consistent with past practice.

ii. Within a reasonable time after it provides annual or quarterly financial statements to holders pursuant to the preceding Subsection 1(i), the Corporation shall hold a conference call with the holders of Common Stock (and reasonable prior notice and dial-in information will be provided to each Stockholder entitled to participate in such call) to discuss the Corporation’s results of operations and financial performance for the immediately preceding quarter (and year-to-date) or fiscal year, as applicable, including a reasonable question and answer session.

iii. Each holder of Common Stock shall, and shall cause its directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (“Representatives”) to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Corporation and its subsidiaries, including its assets, business, operations, financial condition, liabilities or business prospects, and shall use, and cause its Representatives to use, such Information only in connection with the operation of the Corporation and its investment in the Corporation; provided, however, that nothing herein shall prevent any holder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such holder, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to such holder’s Representatives that in the reasonable judgment of such holder need to know such Information and have an obligation to maintain the confidentiality of such Information, (vi) to any Affiliate as long as the

Affiliate agrees in writing to be bound by the provisions of this Article XII as if it were a holder, (vii) to a potential Transferee of shares of Common Stock, to the extent reasonably necessary in connection with an actual or potential Transfer to such person that would be permitted by this Certificate of Incorporation, provided that such potential Transferee (prior to such disclosure) enters into a non-disclosure agreement in a form approved by the Board of Directors pursuant to which the potential Transferee agrees in writing to maintain the confidential nature of such Information in accordance with the terms of this Article XII, or (viii) with the prior written consent of the Corporation; provided further, that in the case of clause (i), (ii) or (iii), the applicable holder shall notify the Corporation in writing of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

iv. The restrictions set forth in the preceding Subsection 1(iv) shall not apply to any information that (i) is or becomes generally available to the public other than as a result of a disclosure by a holder or any of its Representatives in violation of this Certificate of Incorporation; (ii) is or becomes available to a holder or any of its Representatives on a non-confidential basis prior to its disclosure by or on behalf of the Corporation to the receiving holder and any of its Representatives, (iii) is or has been independently developed or conceived by such holder or any of its Representatives without use of the Corporation’s Information or (iv) becomes available to the receiving holder or any of its Representatives on a non-confidential basis from a source other than the Corporation, any other holder or any of their respective Representatives, provided, that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing party or any of its Representatives.

ARTICLE XIII

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery shall not have jurisdiction, another state court located within the state of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), shall be the sole and exclusive forum for any stockholder of the Corporation (including a beneficial owner of stock) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination). If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person purchasing or otherwise holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII. Notwithstanding the foregoing, the provisions of this Article XIII will not apply to the extent (and solely to such extent) the action or proceeding is brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction.

ARTICLE XIV

COMPROMISE, ARRANGEMENT OR REORGANIZATION

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XV

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right, at any time and from time to time, to amend, modify or repeal any provision(s) contained in this Certificate of Incorporation, except for any provisions contained in Article XVI, in the manner now or hereafter prescribed by the DGCL and in accordance with the provisions of this Article XV, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article XV.

In addition to any approvals required by applicable law and subject to the rights of the holders of any series of Preferred Stock set forth in a Preferred Stock Designation or as otherwise expressly set forth herein, approval by a majority of the Whole Board and Majority Stockholder Approval shall be required to amend, modify or repeal any provision(s) contained in this Certificate of Incorporation.

Notwithstanding anything contained herein to the contrary and subject to applicable law, the prior written consent of Barclays Bank PLC shall be required to amend, modify or repeal any provisions contained in Article XVI for so long as Barclays Bank PLC or any of its Affiliates holds any Common Stock or Warrant.

ARTICLE XVI

MISCELLANEOUS

1. UK Listing Rules. The maximum amount payable to any holder of Common Stock that elects to have this paragraph 1 of Article XVI apply to such stockholder (a “Listing Rules Stockholder”) pursuant to a repurchase or other sale of such Listing Rules Stockholder’s Common Stock and over which the applicable Listing Rules Stockholder does not have sole discretion as to whether to enter into and consummate the applicable sale (a “Listing Rules Subject Sale”) shall be either (i) the minimum amount that would result in such Listing Rules Subject Sale constituting a Class 2 transaction under the U.K. Financial Authority’s Listing Rules minus one pound Sterling (£1.00) or (ii) such other amount as such Listing Rules Stockholder notifies to the Company in writing from time to time; provided, that Barclays Bank PLC is hereby deemed to be a Listing Rules Stockholder for purposes of this paragraph 1 of Article XVI and is not required to provide notification to the Company of its election as such.

2. Bank Holding Company Act. If at any time Barclays Bank PLC, together with its Affiliates, owns or controls Common Stock (the “Barclays Shares”) that exceed the Maximum Voting Control Level (as defined below), then, for so long as Barclays Bank PLC, together with its Affiliates, owns or controls shares of Common Stock that exceed the Maximum Voting Control Level, the voting rights attached to the Barclays Shares shall be equal to that of the Maximum Voting Control Level (with the voting power of each Barclays Share reduced proportionately). Such Bylaws shall not apply to transferees that are not Barclays Bank PLC or its Affiliates. For purposes of this paragraph 2 of Article XVI, the “Maximum Voting Control Level” means ownership or control, or deemed ownership or control for applicable bank regulatory purposes, by Barclays Bank PLC (together with its Affiliates), of more than 4.99% of the total number of issued and outstanding Common Stock.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be made, executed and acknowledged by its duly authorized officer this 30th day of November, 2020, as directed by and provided for in the Order of the United States Bankruptcy Court for the Southern District of Texas, Houston Division, dated November 12, 2020, confirming the Plan of Reorganization under Chapter 11 of the Bankruptcy Code.

LONESTAR RESOURCES US INC.

By:	/s/ Frank D. Bracken, III
	Name:	Frank D. Bracken III
	Title:	Chief Executive Officer

Attest:

/s/ Chase Booth
Secretary